September 16, 2010

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326

Ladies and Gentlemen:

We have acted as your counsel in connection with your issuance of $250,000,000 aggregate principal amount of your 4.625% Senior Notes due September 15, 2020 (the “Notes”), pursuant to a Senior Note Indenture dated as of September 23, 1999 (the “Indenture”), between you (the “Company”) and the Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and a Second Supplemental Indenture between the Company and the Trustee dated September 16, 2010 (the “Supplemental Indenture”).

In arriving at the opinions expressed below, we have examined and relied on your Registration Statement on Form S-3 (Registration No. 333-149539) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), the Indenture, the Supplemental Indenture, and the underwriting agreement entered into by the Company and the Underwriters named therein (the “Underwriting Agreement”).  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of such records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies (including EDGAR documents) and the authenticity of the originals of such documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

Based on the foregoing, it is our opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The execution and delivery of the Indenture and the Supplemental Indenture by the Company, the issuance and sale of the Notes pursuant thereto, and the terms and provisions of the Notes have been validly authorized by the Company.

3. The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and the Supplemental Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable, and binding obligations of the Company.

Our opinions are subject to limitations imposed by the effect of general applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium and other similar laws and by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective.  This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus supplement and to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

WARNER NORCROSS & JUDD LLP

By:	/s/ Gordon R. Lewis, partner
Name: Gordon R. Lewis, partner

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center • 111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487 • www.wnj.com